                                                                     EXHIBIT 1.1

                               ARTICLES OF MERGER
                                 BY AND BETWEEN
                                  NOVA NEW CO.
                                       AND
                             LIFE USA HOLDING, INC.


     THE UNDERSIGNED, Edward J. Bonach, the President of NOVA NEW CO., a Minnesota corporation ("Nova"), and Robert W. MacDonald, the Chairman and Chief Executive Officer of LIFE USA HOLDING, INC., a Minnesota corporation ("Life USA"), hereby certify as follows:

1. Attached hereto as Exhibit A is the Plan of Merger (the "Plan of Merger") providing for the merger of Nova with and into Life USA (the "Merger"). The Plan of Merger has been adopted by the board of directors of each of Nova and Life USA. As provided in the Plan of Merger, Life USA shall continue as the surviving corporation under the corporate name it possesses immediately prior to the effective time of the Merger.

2. The Plan of Merger has been approved by Nova and Life USA pursuant to Chapter 302A of the Minnesota Statutes.

3. The Merger shall become effective upon filing of these Articles of Merger with the Secretary of State of the State of Minnesota.

     IN WITNESS WHEREOF the undersigned have duly executed this document for and on behalf of their respective corporations on October 1, 1999.


NOVA NEW CO.                        LIFE USA HOLDING, INC.


By:  /s/ Edward J. Bonach           By:/s/ Robert W. MacDonald
    --------------------------         ----------------------------
         Edward J. Bonach                  Robert W. MacDonald
         President                         Chairman and Chief Executive
                                           Officer

                                                                    EXHIBIT A to
                                                              ARTICLES OF MERGER

                                 PLAN OF MERGER

     The respective boards of directors of Nova New Co., a Minnesota corporation ("Nova") and Life USA Holding, Inc., a Minnesota corporation ("Life USA"), have, by resolutions duly adopted, approved the following provisions of this Plan of Merger (the "Plan of Merger") as required by Chapter 302A of the Minnesota Business Corporation Act, as amended (the "MBCA"), in connection with the merger as herein described (the "Merger"). Nova and Life USA are sometimes collectively referred to as the "Constituent Corporations."

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time (as defined in Section 1.02), Nova shall be merged with and into Life USA. As a result of the Merger, the separate corporate existence of Nova shall cease and Life USA shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of the MBCA after the satisfaction, or if permissible, waiver of conditions set forth in Article VI of the Agreement and Plan of Merger dated May 17, 1999 by and among Nova, Life USA and Allianz Life Insurance Company of North America (the "Agreement and Plan"). The parties to this Plan of Merger will cause Articles of Merger to be executed, delivered and filed with the Secretary of State of the State of Minnesota in accordance with the MBCA. The Merger shall become effective immediately upon filing of the Articles of Merger. The date and time of the filing of the Articles of Merger is hereinafter referred to as the "Effective Time."

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Nova and Life USA shall vest in the Surviving Corporation and all debts, liabilities and duties of Nova and Life USA shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Life USA, as in effect immediately prior to the Effective Time, shall be amended so that (i) Article III of such Articles of Incorporation reads in its entirety as follows: "The aggregate number of shares of common stock which this corporation shall have authority to issue is One Hundred (100) shares, par value $.01 per share." and (ii) Article IV of such Articles of Incorporation is deleted in its entirety. As so amended, such Articles of Incorporation of Life USA shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the

By-Laws of Life USA, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of Nova immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged. As so amended and restated, such By-Laws of Life USA shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.05. Directors and Officers. The directors of Nova at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Life USA at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.06. Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Nova, Life USA or the holders of any of the securities of the Constituent Corporations:

     (a) Each issued and outstanding share of common stock, par value $.01 per share, of Nova shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) All shares of Life USA common stock , par value $.01 per share (the "Common Stock"), that are held in the treasury of Life USA or by any wholly owned subsidiary of Life USA and any shares of Common Stock owned by Allianz Life Insurance Company of North America ("Allianz Life") shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

     (c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with the preceding clause of this Section 1.06 and Dissenting Shares described in clause
(e) of this Section 1.06) shall be converted into the right to receive, upon surrender of the certificate (the "Certificate") formerly representing such shares of Common Stock, an amount of cash equal to $20.75 (the "Per Share Amount"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate or Certificates formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the cash to be paid to such holder pursuant to this Section 1.06 (the "Merger Consideration") upon the surrender of a Certificate or Certificates in accordance with Section
1.07 hereof.

     (d) Immediately prior to the Effective Time, each option exercisable for Common Stock ("Stock Option") which is outstanding immediately prior to the Effective Time shall become exercisable in full (to the extent not previously exercised), and shall be canceled and the holder thereof shall have the right to receive upon execution and delivery to the Payment Agent of an option termination agreement, in form and substance reasonably acceptable to Allianz Life (which agreement shall be mailed by the Payment Agent to holders of Stock Options promptly following the Effective Time), an amount of cash equal to the result of (x) the Merger Consideration such holder would have received pursuant to this Section 1.06 had such Stock Option been exercised immediately prior to the Effective Time less (y) the exercise price of such Stock Option (such amount hereinafter the "Option Consideration"). The payment of the Option Consideration, net of any withholding or other applicable taxes, upon delivery to the Payment Agent of an option termination agreement shall be deemed to constitute full satisfaction of all rights pertaining to such Stock Option.

     (e) Each share of the Common Stock which shall be issued and outstanding as of the Effective Time and held by a shareholder who has not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in the MBCA and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights, shall not be converted into and shall not represent the right to receive the Merger Consideration hereunder (all such shares of the Common Stock are hereinafter called "Dissenting Shares"), but the holders thereof shall be entitled only to such rights as are granted by the MBCA. Life USA shall give Allianz Life prompt notice upon receipt by Life USA of any written notice from any such shareholder of Life USA ("Dissenting Shareholder"). Life USA agrees that prior to the Effective Time, it will not, except with the prior written consent of Allianz Life, voluntarily make any payment with respect to, or settle or offer to settle, any demand for dissenters' rights. If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her dissenters' rights under the MBCA then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration upon surrender of the applicable Certificate(s) as provided herein.

     SECTION 1.07. Payment Agent.

     (a) Exchange of Certificates. Allianz Life shall authorize a commercial bank (or such other person or persons as shall be reasonably acceptable to Allianz Life and Life USA) to act as Payment Agent hereunder (the "Payment Agent"). As soon as practicable after the Effective Time, Allianz Life shall deposit with the Payment Agent, in trust for the holders of shares of Common Stock converted in the Merger and the holders of Stock Options an amount of cash equal to or exceeding the aggregate Merger Consideration to be paid to holders of Common Stock and the Option Consideration to be paid to the holders of Stock Options pursuant to Section 1.06 hereof (such amount hereinafter the "Payment Fund").

     (b) Exchange Procedures. Allianz Life shall instruct the Payment Agent, as soon as practicable after the Effective Time, to mail to each record holder of a Certificate or Certificates a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Payment Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender for cancellation to the Payment Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger

Consideration, and any Certificate so surrendered shall forthwith be canceled. Holders of Stock Options shall receive payment, if any, for such Stock Options pursuant to the procedures set forth in Section 1.06(d).

     (c) Transfer Taxes; Withholding. If any Merger Consideration is to be paid to any person other than to the person named in the Certificate surrendered in exchange therefor, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than to the person named in the Certificate surrendered, or shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Allianz Life or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Common Stock or holder of a Stock Option such amounts as Allianz Life or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Allianz Life or the Payment Agent, such withheld amounts shall be treated for all purposes of this agreement as having been paid to the holder of the shares of Common Stock or the holder of a Stock Option in respect of which such deduction and withholding was made by Allianz Life or the Payment Agent.

     (d) Return of Payment Fund. Any portion of the Payment Fund which remains undistributed for six months after the Effective Time shall be delivered to Allianz Life, upon demand of Allianz Life, and any such former stockholders and holders of Stock Options who have not theretofore complied with Section 1.06 and clauses (b) and (c) of Section 1.07 hereof shall thereafter look only to Allianz Life for payment of their claim for any Merger Consideration or Option Consideration, as the case may be. Neither Allianz Life nor the Surviving Corporation shall be liable to any former holder of Common Stock or holder of a Stock Option for any cash held in the Payment Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) No Further Ownership Rights in Common Stock or Stock Options. The payment of the Merger Consideration upon surrender of any Certificate and the payment of Option Consideration in accordance with clause (d) of Section 1.06 shall be deemed to constitute full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificate.

     SECTION 1.08. Closing of Life USA Transfer Books. At the Effective Time, the stock transfer books of Life USA shall be closed and no transfer of shares of Common Stock shall thereafter be made on the records of Life USA. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Payment Agent, or Allianz Life, such Certificates shall be canceled and exchanged as provided in this Plan of Merger.